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                                                                     Exhibit 5.1
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                   [LETTERHEAD OF REED SMITH SHAW & MCCLAY]

                                       435 SIXTH AVENUE
MAILING ADDRESS:                                                      HARRISBURG, PA
P.O. BOX 2009                PITTSBURGH, PENNSYLVANIA  15219-1886         McLEAN, VA
PITTSBURGH, PA 15230-2009                                               NEW YORK, NY
                                        412-288-3131                      NEWARK, NJ
WRITER'S DIRECT NUMBERS:                                            PHILADELPHIA, PA
                                       FAX 412-288-3063                PRINCETON, NJ
                                                                      WASHINGTON, DC
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                                         February 21, 1997


Respironics, Inc.
1001 Murry Ridge Drive
Murrysville, PA  15668

          Re:  Registration Statement on Form S-8 for
          the 1997 Employee Stock Purchase Plan
          -------------------------------------------

Gentlemen:

     We have acted as counsel to Respironics, Inc., a Delaware corporation (the "Company"), in connection with the above-captioned Registration Statement (the "Registration Statement") relating to up to 300,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") which may be purchased by eligible employees of the Company under the Company's 1997 Employee Stock Purchase Plan (the "Plan"). The Plan provides that either authorized but unissued or treasury shares of Common Stock may be issued and sold to participating employees under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and reissued under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance. We have also assumed that prior to any issuance or sale of Common Stock under the Plan, the Plan will have been approved by the shareholders of the Company at the Company's 1997 Annual Meeting of Shareholders.

     In connection with this opinion, we have examined, among other things:

          (1) a form of resolutions adopted by the Board of Directors of the Company on February 14, 1997 adopting the Plan, authorizing the issuance of up to 300,000 shares of Common Stock thereunder and reserving 300,000 shares of Common Stock for such purpose;

          (2) the Certificate of Incorporation of the Company, as amended to date; and

          (3)  the Plan, as currently in effect.

     Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion the 300,000 shares of Common Stock being registered and which may be issued and sold by the Company to eligible employees under the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

                   [LETTERHEAD OF REED SMITH SHAW & McCLAY]

Respironics, Inc.                  -2-                        February 21, 1997


     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion."

                                         Yours truly,

                                         /s/ Reed Smith Shaw & McClay

                                         REED SMITH SHAW & McCLAY